Exhibit 2.1

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”), dated as of May 18, 2026 (the “Closing Date”), is entered into by and among Polymeric U.S., Inc., a Missouri corporation (the “Company”), Savara Capital, a Mauritius limited company (“Owner”), Polymeric Nocopi LLC, a Delaware limited liability company (“Purchaser”), and Nocopi Technologies, Inc., a Maryland corporation (“Parent”). The Company, Owner, Purchaser and Parent are each referred to in this Agreement as a “Party” and collectively as the “Parties.”

Background

A. Owner owns 100% of the issued and authorized shares of capital stock of the Company.

B. The Company is engaged in the business of manufacturing, developing, producing and commercializing specialized ink and coating solutions for industrial, digital and screen printing applications (the “Business”) under the name “Polymeric” (the “Trade Name”).

C. The Company wishes to sell and assign to Purchaser, and Purchaser wishes to purchase and assume from the Company, substantially all the assets, and certain specified liabilities, of the Business, subject to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Article I
DEFINITIONS; CROSS-REFERENCES

The terms specified or referred to in Exhibit A are hereby incorporated herein by reference.

Article II
PURCHASE AND SALE

2.01 Purchase and Sale of Assets. At the Closing, the Company will, assign, transfer, convey and deliver to Purchaser, and Purchaser will purchase from the Company, free and clear of any Liens, all of the Company’s right, title and interest in, to and under, all of the assets, properties and rights of every kind and nature, whether real, personal or mixed, tangible or intangible (including goodwill), wherever located and whether now existing or hereafter acquired, which relate to, or are used or held for use, or otherwise necessary for the operation of the Business, other than the Excluded Assets (collectively, the “Purchased Assets”), including, the following:

(a) all Contracts other than the Excluded Contracts (collectively, the “Assigned Contracts”);

(b) all inventory, finished goods, raw materials, packaging, supplies, parts and other inventories (collectively, “Inventory”);

(c) all furniture, fixtures, improvements, equipment, tools, machinery and supplies, computers, telephones and other tangible personal property (including the leased or owned vehicles listed) on Schedule 2.01(c) (collectively, the “Tangible Personal Property”);

(d) the Company’s Trade Name and marks, domain names and the other intellectual property set forth on Schedule 2.01(d) (collectively, the “Company Intellectual Property”);

(e) all Permits (including Environmental Permits) held by the Company and required for the conduct of the Business as currently conducted or for the ownership and use of the Purchased Assets, solely to the extent such Permits are legally transferable;

(f) all claims, counterclaims, causes of action, rights, or recourse of the Company against third parties relating to the Purchased Assets, whether choate or inchoate, known or unknown, contingent or non-contingent;

(g) all of the Company’s rights under warranties, indemnities and all similar rights against third parties to the extent related to any Purchased Assets;

(h) all Books and Records relating to the Business;

(i) all rights to bill and receive payment for services performed by the Company but unbilled or unpaid as of the Closing;

(j) all receivables of the Company;

(k) all accounts, lockboxes or safe deposit boxes maintained by the Company at any bank, trust company, savings institution, brokerage firm or other financial institution;

(l) all security deposits deposited by the Company with its landlords;

(m) all refunds or credits, claims for refunds or credits or rights to receive refunds or credits in respect of tariffs, including the pricing or cost impact of tariffs, from any vendor, supplier or other third-party for costs incurred by the Company or its Affiliates to the extent arising out of, relating to or in respect of the operation or conduct of the Business prior to the Closing; and

(n) all goodwill and the going concern value of the Business.

2.02 Excluded Assets. Notwithstanding the foregoing, the Purchased Assets shall not include the following assets (collectively, the “Excluded Assets”): (a) all Cash on hand at the Effective Time; (b) the Contracts listed on Schedule 2.02 (the “Excluded Contracts”); (c) the organizational documents, minute books, stock ledgers, books of account or other records having to do with the organization of the Company; (d) the Company’s rights under the Transaction Documents; and (e) the specified assets listed on Schedule 2.02), if any.

2.03 Assumed Liabilities. Effective as of the Effective Time, Purchaser shall assume and shall agree to pay, perform and discharge only Liabilities of the Company in respect of the Assigned Contracts, but only to the extent that such Liabilities thereunder are required to be performed after the Closing, were incurred in the ordinary course of business and do not relate to any failure to perform, improper performance, warranty or other breach, default or violation by the Company on or prior to the Closing (collectively, the “Assumed Liabilities”), and no other Liabilities.

2.04 Excluded Liabilities. Notwithstanding the provisions of Section 2.03 or any other provision in this Agreement to the contrary, Purchaser shall not assume and shall not be responsible to pay, perform or discharge any Liabilities of the Company or any of its Affiliates of any kind whatsoever, other than the Assumed Liabilities (the “Excluded Liabilities”). The Company shall, and shall cause each of its Affiliates to, pay and satisfy in due course all Excluded Liabilities which they are obligated to pay and satisfy. Without limiting the generality of the foregoing, the Excluded Liabilities shall include, but not be limited to, the following: (a) all Liabilities relating to or arising out of the Excluded Assets, (b) all Liabilities for settlement of employment termination, vacation time, sick leave, personal leave and other compensated time off accrued by the employees as of the Closing Date (collectively, “PTO Liabilities”); (c) all unaccrued base payroll, bonuses and commissions; (d) any debt-like or equipment-related financing payables; (e) all Indebtedness of the Company; (f) any Liabilities relating to or arising out of the PPP Loans; (g) all other costs, expenses, and other Liabilities associated with employees, including, all Liabilities relating to any Benefit Plan; (h) all Excluded Taxes; (i) any and all Losses and/or punitive damages arising out of, relating to or resulting from any prior, pending or threatened Action relating to or affecting the Business, the Purchased Assets or the Assumed Liabilities; (j) any Liabilities arising out of or relating to any relief or assistance applied for, received or implemented by the Company or with respect to the Business under the CARES Act or any program administered by any Governmental Authority in connection with COVID-19; and (k) all Transaction Expenses.

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2.05 Purchase Price.

(a) The purchase price for the Purchased Assets shall be an amount equal to $2,650,000 (the “Purchase Price”) plus the assumption of the Assumed Liabilities. The Purchase Price shall be subject to adjustment pursuant to Section 2.06 and Section 2.07 and paid at the Closing as provided in Section 3.02(b)(ii).

(b) At the Closing, Purchaser shall deliver, by wire transfer of immediately available funds, to the Company an amount equal to the Purchase Price, plus (i) the Estimated Closing Adjustment Amount (which may be expressed as a positive or negative number, as applicable), less (ii) $150,000 (the “Holdback Amount”), less (iii) the Equity Consideration Amount, less (iv) the Indebtedness of the Company, if any, less (v) Transaction Expenses, if any (the “Closing Cash Payment”).

(c) At the Closing, Parent shall issue to the Company 500,000 shares of common stock, par value $0.01 per share, of Parent (the “Shares”, and such consideration amount, the “Equity Consideration Amount”).

2.06 Purchase Price Adjustment. The Purchase Price will be subject to adjustment as provided in this Section 2.06 (the “Working Capital Adjustment”).

(a) The Parties acknowledge that the Purchase Price has been based in part on the Company having Working Capital as of the Effective Time of $1,778,637 (the “Working Capital Target”). “Working Capital” means, the Current Assets of the Company minus the Current Liabilities of the Company, as of the applicable date, determined in a manner consistent with the methodology set forth on Exhibit B hereto (the “Working Capital Methodology”).

(b) Working Capital Adjustment.

(i) Prior to the Closing Date, the Company shall prepare and deliver to Purchaser a reasonably detailed statement (the “Estimated Working Capital Statement”) of its good faith estimate of the Working Capital for the Company as of the Effective Time (the “Estimated Working Capital”), together with all supporting documentation reasonably requested by Purchaser. For purposes of this Agreement, “Estimated Closing Adjustment Amount” means an amount equal to the Estimated Working Capital minus the Working Capital Target. The Estimated Working Capital Statement shall be subject to Purchaser’s acceptance as to form and absence of manifest error.

(ii) With respect to the Company, (A) if the Estimated Closing Adjustment Amount is a positive number, the Purchase Price shall be increased by the amount of the Estimated Closing Adjustment Amount, or (B) if the Estimated Closing Adjustment Amount is a negative number, the Purchase Price shall be reduced by the amount of the Estimated Closing Adjustment Amount.

(iii) No later than 60 days after the Closing Date, Purchaser will prepare and deliver to the Company a reasonably detailed statement (the “Closing Working Capital Statement”) of the calculation of the Working Capital as of the Effective Time without giving effect to the transactions contemplated by this Agreement (the “Closing Working Capital”). Purchaser will prepare the Closing Working Capital Statement in accordance with the Working Capital Methodology. Following the Closing Date, Purchaser will cooperate with the Company and its advisors and give the Company and its advisors reasonable access, during normal business hours and in a manner so as to not interfere with Purchaser’s operations, to such books, records, financial information, work papers, supporting data, and the personnel of, and the work papers prepared by, Purchaser and/or Purchaser’s accountants as are reasonably requested by the Company in connection with its review of the Closing Working Capital.

(iv) The Company may deliver a written notice to Purchaser no later than 30 days following the Company’s receipt of the Closing Working Capital Statement stating whether the Company has any objections to the Closing Working Capital, describing in reasonable detail any objections thereto. Failure by the Company to give a timely objection notice (or written notification from the Company that it has no objection to the Closing Working Capital Statement) will constitute acceptance and approval of the Closing Working Capital set forth therein, and such the Closing Working Capital will be final and binding upon the Parties.

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(v) If the Company notifies Purchaser of any objection to the Closing Working Capital Statement within the time period set forth in Section 2.06(b)(iv), Purchaser and the Company will attempt in good faith to reach an agreement as to the matter in dispute. If such Parties have failed to resolve any such disputed item within 10 days after he Purchaser’s receipt of timely notice of the Company’s objection, then any such disputed item will be submitted to and determined by Grant Thornton LLP or, if Grant Thornton LLP is unable or unwilling to act, an accounting firm designated by Purchaser and reasonably acceptable to the Company (the “Independent Accounting Firm”); provided, however, the Parties may mutually agree on an extended period to resolve any such dispute before submitting it to the Independent Accounting Firm. The Independent Accounting Firm will be given reasonable access to all of the relevant records, data and personnel of the Company and Purchaser to resolve any disputed item regarding the Closing Working Capital Statement and will be instructed to submit its determination in writing with respect to any disputed matters to Purchaser and the Company within 20 days after submission. The Independent Accounting Firm will address only those items properly disputed in accordance with Section 2.06(b)(iv) and may not assign a value greater than the greatest value or lower than the lowest value for any such item claimed by Purchaser, on the one hand, or the Company, on the other hand. The Company and Purchaser will be entitled to present any materials they deem appropriate to the Independent Accounting Firm, including a meeting with all parties present (to the extent such parties desire to be present in such meeting), to discuss their position. Each Party shall bear its own costs and expenses in connection with the resolution of such disputed items by the Independent Accounting Firm. The fees and expenses of the Independent Accounting Firm shall be allocated between Purchaser and the Company so that the amount of fees and expenses paid by Purchaser and the Company shall be equal to the product of (x) and (y), where (x) is the aggregate amount of such fees and expenses, and where (y) is a fraction, the numerator of which is the amount in dispute that is ultimately unsuccessfully disputed by the Company (as determined by the Independent Accounting Firm) and the denominator of which is the total value in dispute. It is the intent of the Parties that the process set forth in this Section 2.06(b)(v) and the activities of the Independent Accounting Firm in connection herewith are not (and should not be considered to be or treated as) an arbitration proceeding or similar arbitral process and that no formal arbitration rules should be followed (including rules with respect to procedures and discovery). The Closing Working Capital Statement properly disputed under this Section 2.06(b)(v) will, after resolution of such dispute pursuant to this Section 2.06(b)(v), be final, binding and conclusive on all Parties.

(vi) Subject to Section 2.06(b)(vii), (1) if the Closing Working Capital, as finally determined pursuant to this Agreement, is greater than the Estimated Working Capital, Purchaser will pay the amount of such excess to the Company in immediately available funds to such account(s) as instructed in writing by Owner, and (2) if the Estimated Working Capital is greater than the Closing Working Capital, the amount of such difference shall be due to Purchaser and satisfied as follows: (A) first, by Purchaser setting off such difference against the Holdback Amount; (B) second, to the extent the Holdback Amount is exhausted, insufficient or otherwise not available, by Parent recapturing and clawing back any Shares at the same valuation given to the Shares on the Closing Date based on the Equity Consideration Amount; and (C) third, to the extent the Equity Consideration Amount is exhausted, insufficient or the Shares are not available, the Company and Owner will, jointly and severally, pay the amount of such difference to Purchaser in immediately available funds to such account(s) instructed in writing by Purchaser (such final adjustment described in the foregoing clause (1) or clause (2), the “Closing Working Capital Adjustment”). All payments pursuant to this Section 2.06(b)(vi) will be made within five Business Days after the determination of the Closing Working Capital becomes final and binding.

(vii) Notwithstanding the foregoing provisions of this Section 2.06, no Closing Working Capital Adjustment payment will be required or made pursuant to Section 2.06(b)(vi) unless the Closing Working Capital Adjustment exceeds 5% of the Working Capital Target ($88,931.85)(the “Collar Amount”) and, if the amount of the Closing Working Capital Adjustment exceeds the Collar Amount, then the amount of the Closing Working Capital Adjustment in excess of the Collar Amount shall be paid.

2.07 Holdback Amount; Release.

(a) At the Closing, Purchaser shall retain the Holdback Amount from the Purchase Price for the purpose of securing payment of any adjustment to the Purchase Price under Section 2.06(b)(vi) and the Company’s and Owner’s indemnification obligations of under Article VII.

(b) Within five Business Days after the date on which the Closing Working Capital Adjustment is finally determined under Section 2.06(b)(vi), Purchaser shall release to the Company a portion of the Holdback Amount equal to the lesser of (i) $50,000 and (ii) an amount equal to $50,000, minus the amount, if any, due to Purchaser pursuant to Section 2.06(b)(vi)(2) (the “Working Capital Adjustment Setoff Amount”), minus the Encumbered Holdback Amount, minus the amount of any finally resolved claims that have been set off against Holdback Amount in accordance with this Agreement (such lesser amount, the “First Release Amount”), in immediately available funds, to an account instructed by Owner in writing; provided, however, that, if the First Release Amount is $0 or less, then no portion of the Holdback Amount shall be released or paid to the Company under this Section 2.07(b).

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(c) On the 12-month anniversary of the Closing Date, Purchaser shall release to the Company a portion of the Holdback Amount equal to the lesser of (i) $50,000 and (ii) an amount equal to $50,000, minus the Working Capital Adjustment Setoff Amount, if any, minus the Encumbered Holdback Amount, minus the amount of any finally resolved claims that have been set off against Holdback Amount in accordance with this Agreement (such lesser amount, the “Second Release Amount”), in immediately available funds, to an account instructed by Owner in writing; provided, however, that, if the Second Release Amount is $0 or less, then no portion of the Holdback Amount shall be released or paid to Company under this Section 2.07(c).

(d) On the 18-month anniversary of the Closing Date, Purchaser shall release and pay to the Company in immediately available funds, to an account instructed by Owner in writing, the balance, if any, of the Holdback Amount minus any Encumbered Holdback Amount.

2.08 Allocation of Purchase Price. The Purchase Price, adjusted to include any Assumed Liabilities, if any, and all other capitalized costs shall be allocated in accordance with the allocation schedule attached hereto as Exhibit C (the “Allocation Schedule”), which shall be prepared in accordance with Code Section 1060 and the Treasury Regulations thereunder (and any similar provision of state, local or foreign law, as appropriate). Neither Purchaser nor the Company shall take any Tax position inconsistent with the Allocation Schedule and neither Purchaser nor the Company shall agree to any proposed adjustment to the Allocation Schedule by any Taxing Authority without first giving the other Party prior written notice; provided, however, that nothing contained herein shall prevent Purchaser or the Company from settling any proposed deficiency or adjustment by any Taxing Authority based upon or arising out of the Allocation Schedule, and neither Purchaser nor the Company shall be required to litigate before any court any proposed deficiency or adjustment by any Taxing Authority challenging the Allocation Schedule.

2.09 Withholding Tax. Purchaser shall be entitled to deduct and withhold (or cause to be deducted or withheld) from any consideration payable or otherwise deliverable to the Company or any other Person pursuant to this Agreement such amounts as Purchaser determines it is required to deduct or withhold therefrom under the Code or any Tax law. Any amounts so deducted or withheld shall be remitted by Purchaser to the appropriate Taxing Authority and all such amounts shall be treated for all purposes of this Agreement as having been paid to the payee in respect of whom such deduction, withholding or remittance was made.

Article III
CLOSING

3.01 Closing. The purchase and sale of the Purchased Assets and the assignment and assumption of the Assumed Liabilities (the “Closing”) shall take place on the Closing Date remotely by exchange of documents and signatures, simultaneously with the execution of this Agreement, or at such other time or place or in such other manner as Owner and Purchaser may mutually agree upon in writing. The Closing shall be effective as of 12:01 a.m. Eastern Time on the Closing Date (the “Effective Time”).

3.02 Closing Deliverables.

(a) At or prior to the Closing, the Company shall deliver, or cause to be delivered, to Purchaser the following:

(i) this Agreement, duly executed by the Company and Owner;

(ii) a bill of sale (the “Bill of Sale”), in a form satisfactory to Purchaser, duly executed by the Company, transferring tangible assets included in the Purchased Assets to Purchaser;

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(iii) an assignment and assumption agreement (the “Assignment and Assumption Agreement”), in a form satisfactory to Purchaser, duly executed by the Company, effecting the assignment to and assumption by Purchaser of the Assigned Contracts and Assumed Liabilities;

(iv) an intellectual property assignment (the “Intellectual Property Assignment”), in a form satisfactory to Purchaser, duly executed by the Company, effecting the assignment of the Company Intellectual Property to Purchaser;

(v) the closing statement (the “Closing Statement”), duly executed by the Company and Owner, setting forth the amounts and parties to whom payments are to be made pursuant to Section 2.05(b) and related wired and wire instructions;

(vi) all approvals, consents and waivers that are listed on Section 4.04 of the Disclosure Schedules, in form satisfactory to Purchaser;

(vii) a certificate, dated as of the Closing Date, signed by an officer of the Company certifying as to (1) the Company’s articles of incorporation and bylaws, (2) the incumbency of the Company’s officers executing this Agreement and the Transaction Documents to which it is a party, and (3) the resolutions of Owner, as sole shareholder of the Company, authorizing the execution, delivery and performance by the Company of this Agreement and each other Transaction Document to which it is a party;

(viii) all Loan Payoff Letters (if applicable);

(ix) customary Lien releases in respect of any collateral of the Company pledged to support the obligations of the Company or another Person under any Indebtedness;

(x) a validly executed IRS Form W-9, in a form satisfactory to Purchaser, from the Company;

(xi) a transition support agreement (the “Transition Support Agreement”), in a form satisfactory to Purchaser, duly executed by Christian V. Bernau;

(xii) an employment agreement (the “Employment Agreement”), in a form satisfactory to Purchaser, duly executed by Deverakonda Sarma;

(xiii) an assignment and assumption agreement (the “Lease Assignment”), in a form satisfactory to Purchaser, duly executed by the Company and the applicable landlord, effecting the assignment to and assumption by Purchaser of the Lease;

(xiv) (1) all Tax clearance certificates and other certificates and documents necessary to establish the Company’s and Owner’s compliance with the requirements and provisions of any Tax clearance, bulk sales, bulk transfer, or similar Laws of the State of Missouri in connection with the transactions contemplated by this Agreement (all showing that all applicable Taxes have been paid or that none are due and owing), and (2) such other evidence as Purchaser may reasonably request to determine the amount of withholding required to avoid successor liability in accordance with the State of Missouri’s Tax clearance procedures;

(xv) an assignment, in a form satisfactory to Purchaser, duly executed by each of the Company and J29 Creative Group, LLC, effecting the assignment to the Company of all intellectual property rights to the Company’s website; and

(xvi) such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Purchaser, as may be required to give effect to this Agreement.

(b) At the Closing, Purchaser shall deliver to the Company the following:

(i) this Agreement, duly executed by Purchaser;

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(ii) the Closing Cash Payment;

(iii) the Assignment and Assumption Agreement, duly executed by Purchaser;

(iv) the Transition Support Agreement, duly executed by Purchaser;

(v) the Employment Agreement, duly executed by Purchaser;

(vi) the Lease Assignment, duly executed by Purchaser;

(vii) the Closing Statement, duly executed by Purchaser; and

(viii) such other customary instruments of transfer, assumption, filings or documents as may be required to give effect to this Agreement.

(c) At the Closing, Purchaser shall pay, or cause to be paid, on behalf of the Company or Owner, if applicable:

(i) all amounts necessary to discharge fully the Loan Payoff Amounts, by wire transfer of immediately available funds to the account(s) designated by the holders of such Indebtedness; and

(ii) the Transaction Expenses, by wire transfer of immediately available funds in the amounts and to the accounts designated by the Company, provided that if any portion of the Transaction Expenses are compensatory, then such amounts shall be paid to the Company for further payment to the applicable recipients thereof through the Company’s payroll, less applicable withholdings.

Article IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND OWNER

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, the Company and Owner, jointly and severally, represent and warrant to Purchaser and Parent that the statements contained in this Article IV are true and correct as of the Closing Date.

4.01 Organization of the Company and Owner. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Missouri and has full corporate power and authority to own, operate or lease the properties and assets now owned, operated, or leased by it and to carry on the Business as currently conducted. Owner is a company duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization or formation.

4.02 Authorization of Transaction. Each of the Company and Owner has full corporate and company power and authority to enter into this Agreement and the other Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Company and Owner of this Agreement and the other Transaction Documents to which it is a party have been duly and validly authorized by all requisite corporate action on the part of the Company and Owner, respectively. This Agreement and the other Transaction Documents have been duly executed and delivered by the Company and Owner and, assuming due authorization, execution and delivery by Purchaser and Parent, constitute legal, valid, binding and enforceable obligations of the Company and Owner.

4.03 Ownership of the Company. Owner owns 100% of the issued and outstanding shares of capital stock of the Company and all such shares have been duly authorized and are validly issued and outstanding, fully paid and non-assessable. No Person other than Owner owns or for any reason can claim (nor is there any basis for any other Person to claim) (a) an ownership interest in the Company, (b) any other right, title or interest in any of the shares, including by way of debt that is convertible into shares or (c) sale proceeds of the Company in connection with the sale of the Purchased Assets and the Business. No Person has any right, agreement or any understanding pursuant to which such Person would purchase or acquire any equity in the Company or any debt that is convertible into equity in the Company.

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4.04 No Conflicts; Consents. Except as set forth on Section 4.04 of the Disclosure Schedules, the execution, delivery and performance by each of the Company and Owner of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the articles of incorporation, bylaws and any other governing documents of the Company or Owner; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to the Company, Owner, the Business or the Purchased Assets; (c) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that would constitute a default under, result in the acceleration of or the right to accelerate, terminate, modify or cancel any Assigned Contract or Permit to which the Company is a party or by which the Company, the Business, or the Purchased Assets is bound or subject; or (d) result in the creation or imposition of any Lien, on the Purchased Assets.

4.05 Financial Statements; Indebtedness.

(a) The Company has made available to Purchaser copies of the financial statements of the Business, which consist of the audited balance sheets and statements of income, stockholders’ deficit and cash flows for the calendar years 2025, 2024 and 2023 (the “Historical Financial Statements”). The Company has also made available to Purchaser a copy of the balance sheet for the period commencing on January 1, 2026 and ending on March 31, 2026 (the “Interim Balance Sheet”). The Historical Financial Statements and Interim Balance Sheet are complete and correct in all material respects, have been prepared in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”) and applied on a consistent basis throughout all periods involved consistent with the prior and historical practices of the Company. Both the Historical Financial Statements and Interim Balance Sheet (the “Financial Statements”) accurately present the financial condition of the Business as of the respective dates they were prepared and the results of the operations of the Business for the periods indicated.

(b) The Financial Statements have been prepared and presented based upon and in conformity with the Company’s Books and Records. The Company’s Books and Records are complete and accurately reflect in all material respects the assets, liabilities, transactions and results of operations of the Company.

(c) Section  4.05(c) of the Disclosure Schedules contains a complete and accurate list of the PPP Loans and Indebtedness of the Company or Indebtedness of another Person pursuant to which the assets and properties of the Company have been pledged as collateral. The Company is not in default of its obligations under its Indebtedness. The Company has applied for and received forgiveness of the entire amount of the PPP Loans. In submitting all documentation with respect to, and accepting the proceeds of, the PPP Loans, Company has provided complete and accurate information and has materially complied with all of the applicable requirements of the CARES Act, including the eligibility and certification requirements for the PPP Loans. Company has not used any proceeds under any of the PPP Loans for any impermissible purpose.

4.06 Undisclosed Liabilities. The Company has no liabilities, obligations, or commitments of any nature whatsoever, asserted or unasserted, whether presently known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise (“Liabilities”), except: (a) those which are specifically and adequately reflected or reserved against in the Interim Balance Sheet; (b) those which have been incurred in the ordinary course of business since the date of the Interim Balance Sheet and which are not, individually or in the aggregate, material in amount to the Company, taken as a whole, and none of which relate to breach of Contract, breach of warranty, tort, infringement, or violation of Law; (c) those which have been incurred in connection with (i) ordinary course non-delinquent executory Contracts in the ordinary course of business (none of which is a result of a breach of contract, warranty, or other cause of action) and (ii) trade payables incurred in the ordinary course of business; or (d) those which constitute Transaction Expenses.

4.07 Absence of Changes. Since January 1, 2025, the Company has conducted the Business in the ordinary course of business consistent with past practice, and there has not been any change, event, condition, development or circumstance that is, or could reasonably be expected to be, individually or in the aggregate, materially adverse to the business, results of operations, assets, prospects or condition (financial or otherwise) of the Business or the value of the Purchased Assets.

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4.08 Assigned Contracts.

(a) Other than the Assigned Contracts, there are no other Contracts that are material to the Business. Each Assigned Contract is valid and binding on the Company in accordance with its terms and is in full force and effect. Neither the Company nor, to the Company’s knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under) or has provided or received any notice of any intention to terminate, any Assigned Contract. No event or circumstance has occurred that would constitute an event of default under any Assigned Contract or result in a termination thereof. Complete and correct copies of each Assigned Contract (including all modifications, amendments, and supplements thereto and waivers thereunder) have been made available to Purchaser. There are no disputes material in nature that are pending or threatened under any Assigned Contract.

(b) No Assigned Contract is based, in whole or in part, on the Company having §8(a) status, small business status, small disadvantaged business status, women’s business enterprise, minority business enterprise status, service-disabled veteran-owned small business status, protégé status, or other preferential status afforded by statute or regulation.

4.09 Title to, Condition, and Sufficiency of the Purchased Assets.

(a) The Company has good and marketable title to, or a valid and enforceable leasehold interest in, the Purchased Assets. All such Purchased Assets are free and clear of Liens. All Tangible Personal Property included in the Purchased Assets is located at the Leased Real Property.

(b) The Purchased Assets constitute all of the assets and properties used in and necessary for the conduct of the Business and are sufficient to conduct the Business as it is presently being, and has been previously, conducted, and the Purchased Assets are sufficient to enable Purchaser to (1) continue to conduct the Business after the Closing as it is presently being conducted and (2) perform the obligations of the Business in accordance with the terms of its Contracts. Owner has no right to or interest in any of the Purchased Assets except indirectly through his ownership of the Company, and neither Owner nor any other Person owns any assets or properties that are material to or otherwise necessary for the conduct of the Business. The Purchased Assets are in good operating condition and repair, ordinary wear and tear excepted, are suitable for the purposes for which such Purchased Assets are used as of the Closing Date and are free from material defects. There is no need, or pending need, to replace any of the Purchased Assets which are material to or otherwise necessary for the operation of the Business.

4.10 Real Property.

(a) The Company does not own, nor has it ever owned, any real property. Section 4.10(a) of the Disclosure Schedules sets forth the address of the parcel of real estate leased by the Company (the “Leased Real Property”), and a true and complete description of the lease agreement (including all amendments, extensions, renewals, guaranties and other Contracts with respect thereto) for the Leased Real Property (including the date and name of the parties to such lease) (the “Lease”). The Company has delivered to Purchaser a true and complete copy of the Lease. Except as set forth on Section 4.10(a) of the Disclosure Schedules, with respect to the Lease: (i) to the knowledge of the Company, the Lease is legal, valid, binding, enforceable and in full force and effect; (ii) to the knowledge of the Company, the Company’s possession and quiet enjoyment of the Leased Real Property under the Lease has not been disturbed, and there are no disputes with respect to the Lease; (iii) neither the Company nor, to the knowledge of the Company, any other party to the Lease is in breach or default under the Lease, and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under the Lease; (iv) no security deposit or portion thereof deposited with respect to the Lease has been applied in respect of a breach or default under the Lease which has not been redeposited in full; (v) neither the Company nor Owner owes, or will owe in the future, any brokerage commissions or finder’s fees with respect to the Lease; (vi) the Company has not subleased, licensed or otherwise granted any Person the right to use or occupy the Leased Real Property or any portion thereof; (vii) the Company has not collaterally assigned or granted any other security interest in the Lease or any interest therein; (viii) all buildings, structures, improvements, fixtures, building systems and equipment, and all components thereof, included in the Leased Real Property are sufficient for the operation of the Business as presently conducted, (ix) there are no separate agreements or understandings with respect to the Lease, (x) there are no tenant improvement allowances or other allowances that have not been paid in full at or prior to the Closing Date by any party with respect to the Leased Real Property, (xi) to the knowledge of the Company, there are no existing defenses, offsets or counterclaims which the lessor or landlord has against any tenant or lessee of the Leased Real Property, (xii) as of the Closing Date, the use, occupancy and operation of the Leased Real Property in the conduct of the Business does not violate any Law, regulation or any other restrictions applicable to the Leased Real Property, and (xiii) there are no service agreements or equipment leasing contracts or other contracts relating to the Leased Real Property which will be in force after the Closing Date.

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(b) All applicable rent prorations and customary lease related adjustments for the Lease (collectively, the “Prorations”) shall be made as of the Closing Date and included on the Closing Statement. Prorations shall include all amounts typically prorated at the closing of a lease assignment, including without limitation, (i) real estate Taxes for the then current year relating to the Leased Real Property shall be prorated as of the Closing Date (if the Closing Date shall occur before the tax rate is fixed for the then current year, the apportionment of Taxes shall be upon the basis of the tax rate for the immediately preceding year); (ii) all rents (including base rent, additional rents, and percentage rents) payable under the Lease shall be prorated as of the Closing Date, (iii) all other income from, and expenses of, the Lease, including but not limited to public utility charges, interest, maintenance charges, and service charges shall be prorated as of the Closing Date. The Company shall be responsible for and shall promptly pay all amounts owed for labor, materials supplied, services rendered and/or any other bills or amounts related to the Company and its operation of the Leased Real Property prior to the Closing.

4.11 Inventory. All Inventory, whether or not reflected in the Historical Financial Statements or the Interim Balance Sheet, (a) was acquired and has been maintained in the ordinary course of business consistent with past practice, (b) is in good operating and working condition (ordinary wear and tear excepted) and, subject to any reserve for obsolete Inventory recorded by the Company is of a quality and quantity usable and, with respect to finished goods, saleable in the ordinary course of business, and (c) is being held at the Leased Real Property and, except as set forth in Section 4.11 of the Disclosure Schedules, no Inventory of the Company is with customers, agents, distributors, representatives, or other persons on consignment. All Inventory not written off have been priced at the lower of cost or net realizable value on an average cost basis. All obsolete Inventory and Inventory below standard quality has been written off. The quantities of each item of Inventory are not excessive but are reasonable in the present circumstances of the Company and are of a quantity sufficient to enable Purchaser to carry on the Business as in the ordinary course consistent with past practice.

4.12 Receivables and Payables. The receivables reflected on the Interim Balance Sheet and the receivables arising after the date thereof (a) have arisen from bona fide, arms’ length transactions entered into by the Company involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice and have been recorded using substantially the same accounting methods, practices principles, policies and procedures used in the preparation of the Historical Financial Statements and the Interim Balance Sheet, and (b) constitute only valid, undisputed claims of the Company. All payables of the Company have arisen from bona fide transactions in the ordinary course of business and no such payable is delinquent in its payment except to the extent disputed in good faith by the Company. No payables are owed or due to Owner or any other Related Party.

4.13 Material Customers and Vendors.

(a) Section 4.13(a) of the Disclosure Schedules sets forth a list of the top 25 customers of the Company for calendar years 2024 and 2025 and the period commencing on January 1, 2026 and ending on March 31, 2026 (collectively, the “Material Customers”). No Material Customer has given the Company any notice, or otherwise indicated any intention, to terminate its business relationship with the Company or to limit or alter its business relationship with the Company, and to the Company’s knowledge, no Material Customer has communicated any intention or indicated any desire to terminate its business relationship with the Company or to limit or alter its business relationship with the Company. Neither the Company, Owner, nor any of their Related Parties own any direct or indirect interest in or otherwise have any economic or financial relationship with any Material Customer.

(b) Section 4.13(b) of the Disclosure Schedules sets forth a list of the top 10 suppliers of the Company for calendar years 2024 and 2025 and the period commencing on January 1, 2026 and ending on March 31, 2026 (collectively, the “Material Vendors”). No Material Vendor has given the Company any notice, or otherwise indicated any intention, to terminate its business relationship with the Company or to limit or alter its business relationship with the Company, and to the Company’s knowledge, no Material Vendor has communicated any intention or indicated any desire to terminate its business relationship with the Company or to limit or alter its business relationship with the Company. Neither the Company, Owner, nor any of their Related Parties own any direct or indirect interest in or otherwise have any economic or financial relationship with any Material Vendor.

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4.14 Intellectual Property. The Company Intellectual Property constitutes all of the intellectual property used in the conduct of the Business. The Company is the sole and exclusive owner of all right, title, and interest in and to all technology and the Company Intellectual Property. To the Company’s knowledge, no Person has infringed, misappropriated, or otherwise violated, and no Person is currently infringing, misappropriating, or otherwise violating, any of the Company Intellectual Property, nor is the Company infringing, misappropriating, or otherwise violating any other Person’s intellectual property. The Company is in material compliance with any posted privacy policies (each such privacy policy has been made available to Purchaser) and any Laws or regulations relating to personally identifiable information. The Company has not received any complaint regarding the collection, use, or disclosure of personal information. To the Company’s knowledge, the Company has not experienced any breach of security or unauthorized access by third parties to personal information or any other information in the Company’s possession, custody, or control. The Trade Name is the only trade name or fictitious name of the Company since its inception.

4.15 Litigation; Governmental Orders.

(a) There are no claims, actions, causes of action, demands, lawsuits, arbitrations, inquiries, audits, notices of violation, proceedings, litigation, citations, summons, subpoenas, or investigations of any nature, whether at law or in equity (“Actions”) pending or, to the Company’s knowledge, threatened against or by the Company or Owner (including any Action before any Governmental Authority) (i) relating to or affecting the Business, the Purchased Assets, the Assumed Liabilities or the operations or employees of the Company, or (ii) that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement, and there is no fact or basis that could reasonably be expected to give rise to any of the foregoing. The Company is not a party to, or bound by, any Governmental Order with respect to or affecting the Company, the Business, the Purchased Assets, the Assumed Liabilities or the operations or employees of the Company.

(b) There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against, relating to, or affecting the Business or that would restrain or prohibit any transaction contemplated by this Agreement.

4.16 Compliance With Laws; Permits. The Company has made available correct and complete copies (front and back) of all current all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities (including Environmental Permits, “Permits”) issued to the Company which are related to the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets. The Company has complied, and is now complying, in all material respects, with all Laws applicable to: (a) the conduct of the Business as currently conducted; (b) the ownership and use of the Purchased Assets; (c) employment, immigration, safety and health; and (d) environmental protection, building, zoning and land use. All Permits required for the Company to conduct the Business as currently conducted or for the ownership and use of the Purchased Assets have been obtained by the Company and are valid and in full force and effect. All fees and charges with respect to such Permits as of the Closing Date have been paid in full. The Company has not received any written communication from any Governmental Authority or third party that alleges that the Company, the conduct of the Business or ownership or use of the Purchased Assets is not in compliance with any such federal, state, provincial or local Laws.

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4.17 Environmental. (a) The Company is in compliance with Environmental Laws, including the possession of, and compliance with, all Environmental Permits, (b) to the Company’s knowledge, there has been no Release of any Hazardous Materials on, upon, into, onto, or from the Leased Real Property by the Company or any third parties in quantities greater than those allowed under Environmental Laws or in a manner that requires reporting, investigation, remediation or other response pursuant to any Environmental Laws, (c) to the Company’s knowledge, there have been no Hazardous Materials generated by the Business that have been disposed of or come to rest at any site that has been included in any published U.S. federal, state or local “superfund” site list or any other similar list of hazardous or toxic waste sites published by any Governmental Authority in the U.S., (d) to the Company’s knowledge, there are no underground storage tanks controlled by the Company and located at the Leased Real Property, and no Hazardous Materials stored at the Leased Real Property or other premises controlled by the Company, except for the storage of hazardous waste in compliance with Environmental Laws, and (e) the Company has made available to Purchaser accurate and complete copies of all material and non-privileged environmental records, reports, certificates of need, permits, pending permit applications, and environmental studies or assessments for the Leased Real Property to the extent such documents are the Company’s or Owner’s possession or reasonable control.

4.18 Employee Benefit Matters.

(a) The Company has made available to Purchaser a true, correct, and complete copy of each current Benefit Plan document, summary plan description and, if applicable, summary of material modifications and, if applicable, the most recent IRS determination or opinion letter Benefit Plan; and if applicable, the Form 5500 annual report for the three most recent plan years (including all schedules thereto and the opinions of independent accountants).

(b) Each of the Benefit Plans is, and has been, operated in all material respects in accordance with its terms and each of the Benefit Plans is, and its administration is currently in compliance with ERISA and the Code and all other applicable Laws and with any applicable collective bargaining agreement in all material respects, and no statement, either written or oral, has been made by the Company, any ERISA Affiliate, or any Person with regard to any Benefit Plan that is not in accordance with the terms of such Benefit Plan.

(c) The Company has performed all material obligations required to be performed by it under, is not in any material respect in default under or in violation of, and to the Company’s knowledge, there has not been any material default or violation by any party to, any Benefit Plan. No claim or legal proceeding is pending or, to the Company’s knowledge, threatened with respect to any Benefit Plan (other than claims for benefits in the ordinary course) and, to the Company’s knowledge, no fact or event exists that could give rise to any such claim or legal proceeding.

(d) Neither the Company nor any ERISA Affiliate thereof, either currently or at any time in the past five years, maintains or maintained, contributes or contributed to, sponsors or sponsored or otherwise has any Liability with respect to a multiemployer plan within the meaning of Section 3(37) of ERISA or any employee benefit plan subject to Title IV of ERISA or Section 412 or 430 of the Code. Neither the Company nor any ERISA Affiliate has any obligation under any Benefit Plan, or with respect to which Purchaser would have any Liability, or that could result in a Lien attaching to the Purchased Assets.

4.19 Labor.

(a) Set forth on Section 4.19 of the Disclosure Schedules is a list of Persons who are active employees, consultants, or contractors of the Business as of the Closing Date and sets forth for each such Person the following: (i) name; (ii) title or position (including whether full or part time) and exempt/non-exempt status; (iii) hire date; (iv) current base compensation rate; (v) commission, bonus or other incentive-based compensation; (vi) a description of the fringe benefits provided to each such Person as of the Closing Date; and (vii) aggregate accounting of all PTO Liabilities. All commissions and bonuses payable to employees, consultants, or contractors of the Business for services performed on or prior to the Closing Date have been paid in full and there are no outstanding agreements, understandings or commitments of the Company with respect to any commissions, bonuses or increases in compensation. No employee is on long-term disability leave or otherwise an inactive employee, all employees are at-will, and no former employee has any right to employment. To the Company’s knowledge, no employee will not accept an offer of employment from Purchaser or plans to terminate their employment with the Company, or after the Closing Date, Purchaser.

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(b) The Company is in compliance with all Laws relating to immigration and the employment of labor, including but not limited to labor and employment practices, terms and conditions of employment, wages and hours, overtime payments, recordkeeping, employee classification, non-discrimination, non-harassment, nonretaliation, statutory sick leave, vacation treatment, meal and rest break requirements, employee leave, disability accommodation, payroll documents, record retention, equal opportunity, immigration, occupational health and safety (including, but not limited to, Laws relating to COVID-19 pandemic), severance, termination or discharge, and the retention and classification of independent contractors. The Company has paid all salaries and wages, including all paid time off, bonuses, incentives, commissions, differentials, and other compensation, owed to its employees and former employees as of the Closing. Each independent contractor has been properly characterized as such and is not likely to be characterized by any Governmental Authority as an employee or as having been in an employee-like relationship with the Company. The Company does not have any direct or indirect Liability as a result of any misclassification of any Person as an independent contractor rather than as an employee. The Company is not a party to, or bound by, any collective bargaining or other Contract with a labor organization representing any of its employees. All current assessments under applicable workers compensation legislation that relate to the Company have been paid or accrued, and the Company has not been subject to any specialty or penalty assessment under such legislation which has not been paid. The Company has not violated the Worker Adjustment and Retraining Notification Act (the “WARN Act”) or any similar state or local legal requirement. As of the Closing Date, the Company has provided Purchaser with all immigration-related documentation related to the Company and their employees or independent contractors, if any, and all such documentation has been filed, re-filed or otherwise brought into compliance with the relevant Governmental Authority.

4.20 Taxes.

(a) With respect to the Business and the Purchased Assets:

(i) All Tax Returns required to be filed by the Company for any Pre-Closing Tax Period have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete and correct in all material respects. All Taxes due and owing by the Company (whether or not shown on any Tax Return) have been fully and timely paid.

(ii) The Company has (1) withheld and paid all amounts required to have been withheld and paid by it in connection with amounts paid or owing to any employee or independent contractor, creditor, member, or any other Person; (2) remitted, or will remit on a timely basis, such amounts to the appropriate Taxing Authority; and (3) complied in all respects with applicable law with respect to Tax withholding. The Company has collected all sales, use, value- added and other Taxes required to be collected, and has remitted, or will remit within the time and in the manner prescribed by Law, such amounts to the appropriate Taxing Authority. No extension of time within which to file any Tax Return (other than automatic extensions) has been requested to file any Tax Return. The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, or has any request been made in writing for any such extension or waiver.

(iii) No deficiencies, assessments or claims for Taxes with respect to the Company have been claimed, proposed in writing or assessed by any Taxing Authority. The Company is not, as of the date hereof, the subject of any Tax proceeding by any Taxing Authority with respect to any Taxes, and there is no Tax proceeding pending or threatened in writing against the Company. No claim has been made by a Taxing Authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by, or required to file Tax Returns in, that jurisdiction.

(iv) There are no Liens for Taxes upon any of the Purchased Assets nor, to the Company’s knowledge, is any Taxing Authority in the process of imposing any Liens for Taxes on any of the Purchased Assets (other than for current Taxes not yet due and payable).

(v) The Company has not (i) deferred the payment of any payroll Taxes pursuant to the CARES Act or IRS Notice 2020-65 or (ii) claimed the “employment retention credit” within the meaning of Section 2301 of the CARES Act or any other Tax credit applicable to the employment Taxes under the Families First Act.

(b) The Company has no Liability for Taxes of any other Person (i) under Treasury Regulations Section 1.1502-6 (or any similar provision of applicable state, local or foreign Law), (ii) as a transferee or successor, or (iii) pursuant to any Tax sharing agreement, Tax indemnity obligation or similar Contract with respect to Taxes.

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(c) For federal and applicable state and local income Tax purposes, the Company has elected and properly qualified as a C corporation within the meaning of Section 1361(a) of the Code (and any corresponding or similar provision of state or local Tax Law) since the date of its formation.

(d) None of the Purchased Assets constitutes an equity interest in any Person for income Tax purposes.

4.21 Insurance. The Company has insurance policies in full force and effect (a) for such amounts as are sufficient for all requirements of Law and all agreements to which the Company is a party or by which it is bound, and (b) which are in such amounts, with such deductibles and against such risks and Losses, as are reasonable for the Business, assets, and properties of the Company. The Company has made available to Purchaser a list of all insurance policies (including fire and casualty, general liability, theft, life, workers’ compensation, directors and officers, business interruption and all other forms of insurance) and all fidelity bonds held by the Company or which name the Company as an insured (or loss payee), including those which pertain to the Company’s assets, employees or operations, setting forth, with respect to each such policy, the policy name, policy number, carrier, term, type and amount of coverage, annual premium, whether the policies may be terminated upon consummation of the transactions contemplated by this Agreement, and if and to what extent events being notified to the insurer after the Closing Date are generally excluded from the scope of the respective policy. The Company has provided to Purchaser true and complete copies of all loss runs with respect to claims asserted against the Company for all periods commencing on or after January 1, 2023.

4.22 Terms of Service; Product Liability.

(a) Section 4.22(a) of the Disclosure Schedules contains a copy of the Company’s standard form of purchase order. Other than the terms set forth therein, the Company does not offer any terms of service (including any customary terms and whether written or unwritten) under which the Company provides products and services to its customers. No customers are entitled to or benefit from any service level or performance guarantees or any warranties by the Company with respect to the products and services provided by the Company. In addition, no customers are entitled to any refunds, credits, or rights of set-off with respect to any products or services provided by the Company. All products produced by the Company and services provided by the Company are in compliance with applicable Law, Contract, and/or Permit.

(b) The Company does not have any material Liability arising out of any injury or illness to individuals or property as a result of the ownership, possession, use, or consumption of any product designed, manufactured, installed, maintained, delivered or sold, or services rendered, by or on behalf of the Company. The Company has not committed any act or failed to commit any act which would reasonably be expected to result in and, to the Company’s knowledge, there has been no occurrence which would give rise to or form the basis of any material product Liability or material Liability for breach of warranty (whether or not covered by insurance) on the part of the Company with respect to products designed, manufactured, maintained, delivered or sold, or services rendered by or on behalf of, the Company.

4.23 Brokers. Except as set forth on Section 4.23 of the Disclosure Schedules, neither the Company, Owner, nor any of their respective Affiliates have dealt with any Person who is entitled to a broker’s commission, finder’s fee or investment banker’s fee or similar payment in connection with (i) the transactions contemplated by this Agreement or any other Transaction Document or (ii) introducing the parties to each other.

4.24             Related Party Transactions. Except as set forth on Section 4.24 of the Disclosure Schedules:

(a) the Company has not entered into any Contracts, nor are there any commitments with or other obligations owed to, with any of the Related Parties other than normal employment arrangements;

(b) no property or interest in any property which relates to and is or will be necessary or useful in the present or currently contemplated future operation of the Business, is presently owned by or leased or licensed by or to any Related Party; and

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(c) no Related Party has an interest, directly or indirectly, in any vendor, supplier, distributor, customer, or other business relationship of the Company, or any other relationship, Contract or understanding with the Company.

4.25 International Trade. The Company, and to the Company’s knowledge, any of its Affiliates and Representatives acting on behalf of the Company, are currently not, and have not been at any time: (a) a Sanctioned Person, (b) engaging in any dealings or transactions with any Sanctioned Person or in any Sanctioned Country, or (c) otherwise in violation of applicable Sanctions Laws or U.S. Export Controls Laws (collectively, “Trade Control Laws”). No claim by or before any Governmental Authority involving the Company with respect to Trade Control Laws is pending and, to the knowledge of the Company, no such claims are threatened or contemplated. The Company has not: (a) made any voluntary disclosures to any Governmental Authority in relation to a possible violation of any Trade Control Laws; or (b) been the subject of any governmental investigation, enforcement action, or written inquiry regarding compliance with any Trade Control Laws or been assessed any fine, penalty or written warning under such Laws.

4.26 Foreign Corrupt Practices Act. The Company and, to the Company’s knowledge, any of its Affiliates and Representatives acting on behalf of the Company, are and have been in compliance with the provisions of Anti-Corruption Laws. The Company and, to the Company’s knowledge, its Affiliates and Representatives acting on behalf of the Company have not paid, offered or promised to pay, or authorized or ratified the payment or transfer, directly or indirectly, of any monies or anything of value to any Public Official for the purpose of corruptly influencing any act or decision of such Public Official or of a Governmental Authority to obtain or retain business, or direct business to any Person or to secure any other improper benefit or advantage, in each case, in violation of any Anti-Corruption Laws.

4.27 Import Compliance. All imports for which the Company acts as importer of record are made in full compliance with all relevant import rules and regulations. During the last five years, there have been no issues with U.S. Customs and Border Protection (“CBP”) relating to the tariff classification, valuation, country of origin, and country of origin marking of goods imported by the Company. During this same five-year period, the Company has not received any penalty notices or claims for liquidated damages from CBP, nor have any goods imported by the Company been detained or seized by CBP. All duties, tariffs, fees and other charges assessed and owed on any goods the Company has imported have been paid in full, and the Company has disclosed whether any goods that it imports are subject to antidumping or countervailing duties, section 232 or section 301 duties, or any other trade remedy duties. To the knowledge of the Company, none of the products the Company imports have been made using forced labor. The Company has confirmed that its suppliers in China are reputable.

4.28 Investor Representations.

(a) The Company is acquiring the Shares for investment for its own account only and not with a view to, or for resale in connection with, any “distribution” thereof within the meaning of the Securities Act, or under any applicable provision of state Law. The Company does not have any present intention to transfer any of the Shares to any other Person.

(b) The Company understands that the Shares have not been registered under the Securities Act by reason of a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of its investment intent as expressed herein. The Company further acknowledges and understands that the Shares must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available. The Company acknowledges that Parent is under no obligation to register or qualify any Shares. The Company further acknowledges that the Shares will bear a customary restrictive legend and that stop transfer instructions may be issued to the transfer agent with respect to the Shares.

(c) The Company has such knowledge and experience in financial and business matters that the Company is capable of evaluating the merits and risks of owning any Shares to be received by the Company. The Company has the ability to bear the economic risk of the investment in any Shares, including complete loss of such investment. The Company acknowledges that it has been afforded the opportunity to ask questions of, and receive answers from, representatives of Parent concerning the terms and conditions of the offering of the Shares.

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(d) The Company is an “accredited investor” (as defined in Regulation D promulgated under the Securities Act). The Company is acquiring the Shares for its own account and not as a nominee or agent for any other Person.

(e) The Company is aware of Parent’s business affairs and financial condition and has acquired sufficient information about Parent to reach an informed and knowledgeable decision to acquire the Shares. The Company has had such opportunity as it has deemed adequate to obtain from representatives of Parent such information as is reasonably necessary to permit the Company to evaluate the merits and risks of its investment in Parent. The Company acknowledges that, except for the representations and warranties expressly set forth in this Agreement, it has not relied on any representations or warranties of Parent or any other Person in making its investment decision.

(f) The Company understands that it may suffer adverse tax consequences as a result of its acquisition or disposition of the Shares. The Company has consulted all tax consultants it deems advisable in connection with the acquisition or disposition of the Shares and the Company is not relying on Purchaser, Parent or any of their Affiliates for any Tax advice.

(g) The Company is not acquiring the Shares as a result of, and has not been solicited by, any general solicitation or general advertising (within the meaning of Regulation D under the Securities Act).

4.29 Bank Accounts. Section 4.29 of the Disclosure Schedules sets forth with regard to each bank account, safety deposit box and lock box of the Company, the name of the institution where such account is maintained, the account number and a list of the authorized signatories. Other than the accounts listed on Section 4.29 of the Disclosure Schedules, the Company does not maintain any accounts, lockboxes or safe deposit boxes at any bank, trust company, savings institution, brokerage firm or other financial institution.

4.30 Full Disclosure. No representation or warranty by the Company or Owner in this Agreement and no statement contained in the Disclosure Schedules to this Agreement or any certificate or other document furnished or to be furnished to Purchaser pursuant to this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

Article V
REPRESENTATIONS AND WARRANTIES OF PURCHASER AND PARENT

Purchaser and Parent, jointly and severally, represent and warrant to the Company and Owner that the statements contained in this Article V are true and correct as of the Closing Date.

5.01 Organization. Purchaser is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware. Parent is a corporation duly formed, validly existing and in good standing under the Laws of the State of Maryland.

5.02 Authority. Each of Purchaser and Parent has full corporate power and authority to enter into this Agreement and the other Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each of Purchaser and Parent of this Agreement and the other Transaction Documents to which it is a party have been duly and validly authorized by all requisite action on the part of Purchaser and Parent, as applicable. This Agreement and the other Transaction Documents have been duly executed and delivered by Purchaser and Parent and, assuming due authorization, execution and delivery by the Company and Owner, constitute legal, valid, binding and enforceable obligations of Purchaser and Parent.

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5.03 No Conflicts; Consents. The execution, delivery and performance by each of Purchaser and Parent of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the governing documents of Purchaser or Parent; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Purchaser or Parent; or (c) require the consent, notice or other action by any Person under any Contract to which Purchaser or Parent is a party. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Purchaser or Parent in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

5.04 Brokers. Neither Purchaser nor Parent has dealt with any Person who is entitled to any broker’s commission, finder’s fee, investment banker’s fee or similar payment in connection with (i) the transactions contemplated by this Agreement or any other Transaction Document or (ii) introducing the parties to each other.

5.05 Legal Proceedings. There are no Actions pending or, to Purchaser’s knowledge, threatened against or by Purchaser, Parent or any Affiliate of Purchaser or Parent that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

Article VI
COVENANTS

6.01 Public Announcements. No Party shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), and the Parties shall cooperate as to the timing and contents of any such announcement.

6.02 Wrong Pockets. From and after Closing, if the Company or any of its Affiliates receives or collects any funds relating to any Purchased Asset (including, for the avoidance of doubt, any tariff refund received by the Company), the Company shall remit or cause its Affiliates to remit such funds to Purchaser within five Business Days after its receipt thereof. From and after Closing, if Purchaser or any of its Affiliates receives or collects any funds relating to any Excluded Asset, Purchaser or its Affiliate shall remit any such funds to the Company within five Business Days after its receipt thereof.

6.03 Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the other Transaction Documents (including any real property transfer Tax and any other similar Tax) (“Transfer Taxes”) shall be borne and paid by the Company when due. The Company shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Purchaser shall cooperate with respect thereto as necessary).

6.04 Tax Matters.

(a) The Company will timely file all Tax Returns for any time period arising prior to the Closing Date with respect to Taxes on the Purchased Assets including any applicable sales or use Tax accruing before the Closing Date. If Purchaser or any of its Affiliates remits to an appropriate Taxing Authority payment for Taxes and such payment includes any Excluded Taxes, the Company will promptly reimburse Purchaser for such Excluded Taxes.

(b) Purchaser and the Company will furnish or cause to be furnished to each other, as promptly as practicable, such information and assistance relating to the Purchased Assets and the Assumed Liabilities as is reasonably necessary for the preparation and filing of any Tax Return, claim for refund, or other filings relating to Tax matters, for the preparation for any Tax audit, for the preparation for any Tax protest, and for the prosecution or defense of any suit or other proceeding relating to Tax matters.

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6.05 Nonassignable Assets. Notwithstanding anything to the contrary in this Agreement, this Agreement shall not constitute a sale, assignment or transfer of any Purchased Asset if such sale, assignment or transfer: (i) violates applicable Law; or (ii) requires the consent or waiver of a Person who is not a party to this Agreement or an Affiliate of a party to this Agreement and such consent or waiver has not been obtained prior to the Closing. Following the Closing, the Company and Purchaser shall use commercially reasonable efforts, and shall cooperate with each other, to obtain any such required consent or waiver, or any release, substitution or amendment required to novate all Liabilities under any and all Assigned Contracts or other Liabilities that constitute Assumed Liabilities or to obtain in writing the unconditional release of all parties to such arrangements, so that, in any case, Purchaser shall be solely responsible for such Liabilities from and after the Closing Date; provided, however, that neither the Company nor Purchaser shall be required to pay any consideration therefor. Once such consent, waiver, release, substitution or amendment is obtained, the Company shall sell, assign and transfer to Purchaser the relevant Purchased Asset to which such consent, waiver, release, substitution or amendment relates for no additional consideration.

6.06 Change of Name. On the Closing Date, the Company will file with all appropriate Governmental Authority the paperwork necessary to change its corporate name to a name which is substantially dissimilar to its present name and withdraw its use of the Company’s Trade Name.

6.07 Bulk-Sales Laws. The Parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Purchaser; it being understood that any Liabilities arising out of the failure of the Company to comply with the requirements and provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction which would not otherwise constitute Assumed Liabilities shall be treated as Excluded Liabilities.

6.08 Dissolution of the Company. The Company shall not file articles of dissolution or any analogous filing with its jurisdiction of incorporation, and the Company and Owner will take all action necessary to prevent the dissolution of the Company, prior to the 18-month anniversary of the Closing Date.

6.09 Further Assurances. Following the Closing, the Parties shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the other Transaction Documents. After the Closing, the Company and Owner will cooperate with Purchaser in its efforts to continue and maintain for the benefit of Purchaser those business relationships of the Company existing prior to the Closing and relating to the business to be operated by Purchaser following the Closing.

6.10 Delivery of Financial Information; Cooperation.

(a) The Company and Owner shall deliver, or cause to be delivered, as promptly as practicable following the Closing, but in no event later than 30 days after the Closing Date (or such earlier date as is reasonably requested by Parent to comply with its SEC reporting obligations), all financial statements and other financial information relating to the Business reasonably required by Parent to satisfy its reporting obligations under the Exchange Act and Securities Act, including in connection with any Current Report on Form 8-K (including any amendment thereto), periodic report or registration statement (including any prospectus or prospectus supplement included therein).

(b) In furtherance of the foregoing, the Company and Owner shall deliver, or cause to be delivered:

(i) audited financial statements of the Business for the fiscal years required pursuant to Rule 3-05 of Regulation S-X; and

(ii) unaudited interim financial statements of the Business for the periods required pursuant to Rule 3-05 of Regulation S-X,

in each case prepared in accordance with GAAP consistently applied and fairly presenting, in all material respects, the financial position and results of operations of the Business for the periods presented (subject to normal year-end adjustments and the absence of footnotes).

(c) From and after the Closing, until the date on which Parent has filed a periodic report under the Exchange Act that includes financial statements reflecting the Business for at least one full fiscal year, the Company and Owner shall, and shall cause their respective Affiliates and Representatives to:

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(i) reasonably cooperate with Parent and provide all assistance reasonably requested in connection with the preparation of pro forma financial statements in accordance with Article 11 of Regulation S-X, including by delivering all financial data reasonably required by Parent for such purpose promptly and in any event within such timeframes as are reasonably requested by Parent to meet applicable SEC filing deadlines;

(ii) provide Parent and its Representatives reasonable access, during normal business hours and upon reasonable advance notice, to the books and records, supporting documentation, work papers and personnel of the Company and the Business;

(iii) cause appropriate employees with knowledge of the Business to participate in customary diligence calls, meetings and drafting sessions in connection with any SEC filings or offering documents; and

(iv) use commercially reasonable efforts to cause the Company’s independent auditors (or another mutually agreed independent registered public accounting firm) to (A) provide all required assistance in connection with the preparation and review of the financial statements and pro forma financial information contemplated hereby, (B) provide any required consents for inclusion of their audit reports in any SEC filings, and (C) deliver customary comfort letters and participate in diligence calls, in each case as reasonably requested by Parent, in each case on a timeline sufficient to meet Parent’s SEC filing deadlines.

(d) The Company and Owner acknowledge that Parent intends to rely on the 71-day grace period under Item 9.01 of Form 8-K, and agree that the financial statements and information required pursuant to this Section shall be delivered as early as practicable, and in any event sufficiently in advance of the expiration of such 71-day period to enable Parent to timely comply with such requirements.

(e) The Company and Owner consent to the use and public disclosure by Parent of any financial statements or other information provided pursuant to this Section as required to comply with applicable Law and SEC rules and regulations.

6.11 Accounts Receivable Reimbursement. By no later than 90 days following the Closing, Purchaser shall remit to the Company an amount equal to the accounts receivable of the Company as of the Closing constituting Purchased Assets that is collected by Purchaser after the Closing Date; provided, however, that Purchaser’s obligation to remit such amounts shall be subject to the following: (a) if, as of the date that is 90 days following the Closing, Purchaser has collected such accounts receivable in an aggregate amount equal to or greater than $250,000, Purchaser shall remit to the Company $250,000 within five Business Days after such 90-day period; and (b) if, as of the date that is 90 days following the Closing, Purchaser has collected such accounts receivable in an aggregate amount less than $250,000, Purchaser shall remit to the Company the amount actually collected as of such date within five Business Days after such 90-day period, and shall within five Business Days following the nine-month anniversary of the Closing, remit to the Company any additional amounts collected on account of such accounts receivable up to $250,000 in the aggregate during such nine-month anniversary. Purchaser shall have no obligation to remit or pay to the Company any such accounts receivable collected by Purchaser after the nine-month anniversary of the Closing, regardless of whether the $250,000 collection threshold has been satisfied.

6.12 Restrictive Covenants.

(a) Post-Closing Confidentiality.

(i) From and after the Closing, each of the Company and Owner shall, and shall cause its Affiliates to, and shall instruct its and their respective Representatives to, hold in confidence any and all confidential, proprietary and non-public information and materials, whether in written, verbal, graphic or other form, concerning Purchaser and the Business (collectively, “Business Confidential Information”), except that neither the Company nor Owner shall have any obligation under this Section 6.12(a) with respect to any Business Confidential Information that: (i) after the Closing Date becomes generally available to the public other than through a breach by it or any of its Affiliates or any of its or their respective Representatives of their respective obligations under this Section 6.12(a); or (ii) is provided to it or any of its Affiliates or any of its or their respective Representatives by a third party that was not known to the receiving party to be bound by any duty of confidentiality with respect to such Business Confidential Information.

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(ii) From and after the Closing, neither the Company nor Owner shall, and each of the Company and Owner shall cause its Affiliates not to, and shall instruct its and their respective Representatives not to, use any Business Confidential Information, except as expressly authorized in writing by Purchaser. Each of the Company and Owner shall, and shall cause its Affiliates to, and shall instruct its and their respective Representatives to, take the same degree of care to protect the Business Confidential Information that such Person uses to protect its own trade secrets and confidential information of a similar nature, which shall be no less than a reasonable degree of care.

(iii) Notwithstanding the foregoing, neither the Company nor Owner shall be in breach of this Section 6.12(a) as a result of any disclosure of Business Confidential Information that is required by applicable Law or that is required by any Governmental Authority or under any subpoena, civil investigative demand or other similar process by a court of competent jurisdiction having jurisdiction over the Company or Owner, as applicable; provided, however, that it shall give advance written notice of such compelled disclosure to Purchaser, and shall cooperate with Purchaser in connection with any efforts to prevent or limit the scope of such disclosure; provided, further, that it shall disclose only that portion of such Business Confidential Information which it is advised in writing by its counsel is legally required to be disclosed.

(b) Non-Competition. During the Restricted Period, neither the Company nor Owner shall, or shall permit any of its Affiliates to, directly or indirectly: (a) except for services provided to Purchaser or any of its Affiliates, engage in or assist others in engaging (whether through employment, consultation, advisory services, representation on a board of directors, board of managers or other similar governing body or by any financial or other investment) in the Restricted Business in the United States, Canada and Mexico; (b) have an interest in any Person that engages directly or indirectly in the Restricted Business in the United States, Canada and Mexico in any capacity, including as a partner, stockholder, member, employee, principal, agent, trustee, consultant or independent contractor; (c) take any action that would reasonably be expected to interfere with and/or diminish in any material respect the business relationships between Purchaser and any customer, vendor, licensee, licensor, client or distributor of Purchaser; or (d) use the Company’s Trade Name or anything similar to it without the prior written consent of Purchaser. Notwithstanding the foregoing, each of the Company and Owner may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if it is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own 2% or more of any class of securities of such Person.

(c) Non-Solicitation of Employees. During the Restricted Period, neither the Company nor Owner shall, or shall permit any of its Affiliates to, directly or indirectly, solicit or entice, attempt to solicit or entice (except pursuant to a general solicitation which is not directed specifically to any such employees), or hire any employee of Purchaser or encourage any such employee to leave such employment or hire any such employee who has left such employment; provided, however, that nothing in this Section 6.12(c) shall prevent any of the Company or Owner or any of their respective Affiliates from soliciting or hiring any employee whose employment has been terminated by Purchaser without cause.

(d) Non-Solicitation of Business Relationships. During the Restricted Period, neither the Company nor Owner shall, or shall permit any of its Affiliates to, directly or indirectly, solicit or entice, or attempt to solicit or entice, any Person who is (or was within 24 months of the Closing Date) a customer, vendor, licensee, licensor, client or distributor of Purchaser or a potential customer, vendor, licensee, licensor, client or distributor of Purchaser for purposes of diverting their business or services from Purchaser.

(e) Non-Disparagement. Each of the Company and Owner agrees that it will not, and will cause its Affiliates to not, and shall instruct its and their respective Representatives not to, make or publish, verbally or in writing, any statements concerning Purchaser, the Business or any of their respective Affiliates or any of their respective Representatives, which statements are or reasonably may be construed as being injurious or inimical to the best interests of Purchaser, the Business or any Affiliates thereof or any of their respective Representatives, including statements alleging that Purchaser, the Business or any of its Affiliates or any of their respective Representatives have acted improperly, illegally or unethically or have engaged in business practices which are improper, illegal or unethical.

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(f) Breach. If any of the Company or Owner or any of their respective Affiliates breaches, or threatens to commit a breach of, any of the provisions of this Section 6.12, Purchaser shall have the following rights and remedies not subject to any limitations under this Agreement, each of which rights and remedies shall be independent of the others and severally enforceable, and each of which is in addition to, and not in lieu of, any other rights and remedies available to Purchaser under Law or in equity:

(i) the right and remedy to have such provision specifically enforced by any court having jurisdiction, it being acknowledged and agreed that any such breach or threatened breach may cause irreparable injury to Purchaser and that money damages may not provide an adequate remedy to Purchaser; and

(ii) the right and remedy to recover from the Company and Owner, jointly and severally, all monetary damages suffered by Purchaser or its Affiliates.

(g) Tolling. The Restricted Period will be deemed tolled during any period in which any of the Company or Owner is in violation of any of the restrictive covenants set forth in this Section 6.12, and all restrictions will automatically be extended by the period of time such Person was in violation of any such restrictions.

(h) Severability. Each of the Company and Owner acknowledges that the restrictions contained in this Section 6.12 (i) are reasonable and necessary to protect the legitimate interests of Purchaser and the goodwill and customer relationships purchased by Purchaser hereunder and (ii) constitute a material inducement to Purchaser to enter into this Agreement and consummate the transactions contemplated hereby. In the event that any covenant contained in this Section 6.12 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable Law in any jurisdiction, then any court having jurisdiction is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Law. The covenants contained in this Section 6.12 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

6.13 Release of Outstanding Liens. Following the Closing, if there are any Liens on any Purchased Assets in respect of any collateral pledged by the Company that the Company did not terminate or release prior to the Closing, the Company and Owner shall take all actions necessary or as reasonably requested by Purchaser to terminate and release any such Liens as promptly as practicable after the Closing (and in any event, within forty-five (45) days after the Closing Date) and shall file or cause to be filed a UCC-3 termination statement in respect thereof. The Company and Owner, jointly and severally, shall promptly reimburse Purchaser for all reasonable and properly documented expenses incurred by Purchaser in connection with the processing, request, filing and registration of such Lien terminations and releases, including any UCC-3 termination statement.

Article VII
INDEMNIFICATION

7.01 General.

(a) General Survival. Subject to Section 7.01(b) and Section 7.01(d), the representations and warranties made by the Company, Owner, Purchaser and Parent in this Agreement shall survive the Closing until the date that is 18 months following the Closing Date (the “General Survival Date”); provided, however, that if, at any time on or prior to the General Survival Date, any Purchaser Indemnitee or Company Indemnitee delivers to the applicable Indemnifying Party a written notice alleging the existence of an inaccuracy in or a breach of, or a potential inaccuracy in or a potential breach of, any such representation or warranty and asserting facts reasonably expected to establish a claim for recovery under Section 7.01(a) based on such alleged inaccuracy or breach or potential inaccuracy or breach, then the relevant representation and warranty and claim for recovery shall survive the General Survival Date until such time as such claim is fully and finally resolved.

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(b) Fundamental Representations; Tax Representations. Notwithstanding anything to the contrary contained in Section 7.01(a), (i) the Fundamental Representations shall survive the Closing indefinitely and (ii) the Tax Representations shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus 60 days.

(c) Survival of Covenants. All covenants and agreements of the Parties contained herein shall survive the Closing until fully performed or complied with.

(d) Intentional Misrepresentation; Fraud. The limitations set forth in Section 7.01(a) shall not apply in the event of any intentional misrepresentation or fraud, and claims relating to any intentional misrepresentation or fraud shall survive the Closing indefinitely.

7.02 Indemnification By the Company and Owner. Subject to the other terms and conditions of this Article VII, the Company and Owner, jointly and severally, shall indemnify and defend each of Purchaser, Parent and their respective Affiliates and their respective Representatives (collectively, the “Purchaser Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Purchaser Indemnitees based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of the Company and Owner contained in this Agreement, the other Transaction Documents, or in any certificate or instrument delivered by or on behalf of the Company or Owner pursuant to this Agreement made on and as of the Closing Date;

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by the Company or Owner pursuant to this Agreement;

(c) any Excluded Asset or any Excluded Liability;

(d) any third-party claim based upon, resulting from or arising out of the business, operations, properties, assets, or obligations of the Company or any of its Affiliates conducted, existing or arising on or prior to the Closing Date, including those Liabilities passing (or alleged to be passing) to Purchaser by operation of law (including under any common law doctrine of de facto merger or successor liability), as well as the ownership of the Company on or prior to the Closing Date and any entitlement to any portion of the Purchase Price; and

(e) the InkTech Acquisition.

7.03 Indemnification By Purchaser and Parent. Subject to the other terms and conditions of this Article VII, Purchaser and Parent, jointly and severally, shall indemnify and defend the Company, Owner, their Affiliates and their respective Representatives (collectively, the “Company Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Company Indemnitees based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Purchaser and Parent contained in this Agreement or in any certificate or instrument delivered by or on behalf of Purchaser or Parent pursuant to this Agreement made on and as of the Closing Date;

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Purchaser or Parent pursuant to this Agreement; or

(c) any Assumed Liability.

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7.04 Indemnification Procedures. Whenever any claim shall arise for indemnification hereunder, the party entitled to indemnification (the “Indemnified Party”) shall promptly provide written notice of such claim to the other party (the “Indemnifying Party”); provided, however, that the failure of any Indemnified Party to give timely notice thereof shall not affect any of its rights to indemnification hereunder nor relieve the Indemnifying Party from its obligations hereunder, except to the extent that such party is actually materially prejudiced by such failure. In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any Action by a Person who is not a party to this Agreement, the Indemnifying Party, at its sole cost and expense and upon written notice to the Indemnified Party, may assume the defense of any such Action with counsel reasonably satisfactory to the Indemnified Party. The Indemnified Party shall be entitled to participate in the defense of any such Action, with its counsel and at its own cost and expense. If the Indemnifying Party does not assume the defense of any such Action, the Indemnified Party may, but shall not be obligated to, defend against such Action in such manner as it may deem appropriate, including settling such Action, after giving notice of it to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate and no action taken by the Indemnified Party in accordance with such defense and settlement shall relieve the Indemnifying Party of its indemnification obligations herein provided with respect to any damages resulting therefrom. The Indemnifying Party shall not settle any Action without the Indemnified Party’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

7.05 Payments.

(a) Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Article VII, the Indemnifying Party shall satisfy its obligations within 15 Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds. The Parties agree that should an Indemnifying Party not make full payment of any such obligations within such 15 Business Day period, any amount payable shall accrue interest from and including the date of agreement of the Indemnifying Party or final, non-appealable adjudication to and including the date such payment has been made at a rate per annum equal to “Prime Rate” as published by the Wall Street Journal plus six percent. Such interest shall be calculated daily on the basis of a 365-day year and the actual number of days elapsed.

(b) Any Losses payable to a Purchaser Indemnitee shall be satisfied: (i) first, from the Holdback Amount; (ii) second, to the extent the amount of Losses exceeds the amounts available to such Purchaser Indemnitee from the Holdback Amount, by Parent recapturing and clawing back any Shares at the same valuation given to the Shares on the Closing Date based on the Equity Consideration Amount; and (iii) third, to the extent the amount of Losses exceeds the amounts available to such Purchaser Indemnitee from the Equity Consideration Amount, directly from the Company and Owner on a joint and several basis.

7.06 Right of Setoff. Upon notice to the Company specifying in reasonable detail the basis therefore, Purchaser and Parent may (i) reduce the Holdback Amount by any amount to which Purchaser or any Purchaser Indemnitee may be entitled under this Article VII or any other provision of this Agreement or of any other Transaction Document or (ii) reduce any amount owed and/or paid or payable to the Company or Owner under any Transaction Document or otherwise by any amount to which Purchaser or any Purchaser Indemnitee may be entitled under this Article VII or any other provision of this Agreement or of any other Transaction Document. The exercise of these rights of setoff by Purchaser and Parent in good faith, whether or not ultimately determined to be justified, will not constitute an event of default under this Agreement. Neither the exercise of nor the failure to exercise such right of setoff will constitute an election of remedies or limit Purchaser or Parent in any manner in the enforcement of any other remedies that may be available to it. Nothing in this Section 7.06 shall act as a waiver of or otherwise limit the Company’s right to object to a claim for indemnification.

7.07 Effect of Investigation. The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate.

7.08 Tax Treatment. All indemnification payments made under this Agreement shall be treated by the Parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

7.09 Limitations on Indemnification.

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(a) Deductible.

(i) Neither Owner nor the Company shall be required to make any indemnification payment pursuant to Section 7.02(a) until such time as the total amount of all Losses that have been directly or indirectly suffered or incurred by any one or more of the Purchaser Indemnitees, or to which any one or more of the Purchaser Indemnitees has or have otherwise directly or indirectly become subject, exceeds $10,000 in the aggregate (the “Deductible Amount”). Once the total amount of such Losses exceeds the Deductible Amount, then the Purchaser Indemnitees shall be entitled to recover from the first dollar of Losses (without regard to the Deductible Amount).

(ii) Neither Purchaser nor Parent shall be required to make any indemnification payment pursuant to Section 7.03(a) until such time as the total amount of all Losses that have been directly or indirectly suffered or incurred by any one or more of the Company Indemnitees, or to which any one or more of the Company Indemnitees has or have otherwise directly or indirectly become subject, exceeds the Deductible Amount. Once the total amount of such Losses exceeds the Deductible Amount, then the Company Indemnitees shall be entitled to recover from the first dollar of Losses (without regard to the Deductible Amount).

(iii) The limitations set forth in Section 7.09(a)(i) and Section 7.09(a)(ii) shall not apply (and shall not limit the indemnification or other obligations of Owner, the Company, Purchaser or Parent, as the case may be): (A) in the event of intentional misrepresentation or fraud; or (B) to inaccuracies in or breaches of any of the Fundamental Representations or the Tax Representations.

(b) Recourse by (i) the Purchaser Indemnitees under Section 7.02(a) and (ii) the Company Indemnitees under Section 7.03(a), shall, in each case, be limited to an aggregate amount equal to $397,500; provided, however, that the limitation set forth in this Section 7.09(b) shall not apply (and shall not limit the indemnification or other obligations of Owner, the Company, Purchaser or Parent, as the case may be): (i) in the event of intentional misrepresentation or fraud; or (ii) to inaccuracies in or breaches of any of the Fundamental Representations or the Tax Representations.

Article VIII
MISCELLANEOUS

8.01 Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not Closing shall have occurred.

8.02 Notices. All notices, requests, consents, claims, demands, waivers and other communications pertaining to this Agreement (“Notices”) shall be in writing and addressed as follows:

If to the Company or Owner, to:

c/o Stonehage Fleming (Mauritius) Limited

Rue des Fascines, 1st Floor, Les Fascines Building - Block B

Vivéa Business Park, Moka, Mauritius

Attention: Christian V. Bernau

Email: [***]

If to Purchaser or Parent, to: c/o Nocopi Technologies, Inc. 480 Shoemaker Road, Suite 104 King of Prussia, Pennsylvania 19406 Attention: Kevin C. Westenburg, President Email: [***]
With a copy to (which will not constitute notice):	With a copy to (which will not constitute notice):
Coppaken Law Firm 20105 Metcalf Ave Bucyrus, KS 66013 Attention: Jeff Coppaken Email: [***]	Greenberg Traurig, P.A. 333 SE 2nd Ave., Ste 4400 Miami, Florida 33131 Attention: Henry Roque Email: [***]

Notices will be deemed given (i) when personally delivered, (ii) on the first Business Day after being sent, prepaid, by nationally recognized overnight courier/delivery service that issues a receipt or other confirmation of delivery or (iii) on the date sent by email if before 5:00 p.m. Eastern time if sent on a Business Day with no bounceback message received, or otherwise on the next succeeding Business Day. Any Party may change the address to which Notices under this Agreement are to be sent to it by giving written notice of a change of address in the manner provided in this Agreement for giving Notice.

8.03 Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

8.04 Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement.

8.05 Entire Agreement. This Agreement (including the Exhibits and Schedules attached hereto), the Disclosures Schedules and the other Transaction Documents constitute the sole and entire agreement of the Parties with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter.

8.06 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. Neither Party may assign its rights or obligations hereunder without the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed. No assignment shall relieve the assigning Party of any of its obligations hereunder.

8.07 No Third-Party Beneficiaries. Except as provided in Article VII, this Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

8.08 Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each Party. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

8.09 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by and construed in accordance with the internal Laws of the state of Delaware without giving effect to any choice or conflict of law provision or rule that would cause the application of Laws of any jurisdiction other than those of the state of Delaware.

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(b) ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE OR, IF THE COURT OF CHANCERY OF THE STATE OF DELAWARE DOES NOT HAVE JURISDICTION, THE DELAWARE SUPERIOR COURT’S COMPLEX COMMERCIAL LITIGATION DIVISION LOCATED IN NEW CASTLE COUNTY, OR IF THE DELAWARE SUPERIOR COURT’S COMPLEX COMMERCIAL LITIGATION DIVISION LOCATED IN NEW CASTLE COUNTY DOES NOT HAVE JURISDICTION, ANY OTHER STATE COURT LOCATED WITHIN THE STATE OF DELAWARE, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.09(c).

8.10 Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

8.11 Counterparts. This Agreement and the other Transaction Documents may be executed in counterparts, and each counterpart, when executed, shall have the efficacy of a signed original. Counterparts may be delivered via electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

[Signature Pages Follow]

2

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the Closing Date by their respective officers thereunto duly authorized.

PURCHASER:

POLYMERIC NOCOPI LLC

By: _/s/ Kevin Westenburg_______________

Name: Kevin Westenburg

Title: President

PARENT:

NOCOPI TECHNOLOGIES, INC.

By: _/s/ Kevin Westenburg_______________

Name: Kevin Westenburg

Title: President

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the Closing Date by their respective officers thereunto duly authorized.

THE COMPANY: POLYMERIC U.S., INC. By: _/s/ Christian V. Bernau_______________ Name: Christian V. Bernau Title: Director
OWNER: SAVARA CAPITAL By: _/s/ Christian V. Bernau_______________ Name: Christian V. Bernau Title: Director

 EXHIBIT A
Definitions and Cross-References

The following terms have the meanings specified or referred to in this Exhibit A. Certain other terms that are defined within the body of the Agreement are identified on the cross-references table at the end of this Exhibit A.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Anti-Corruption Laws” means any U.S. or non-U.S. Laws relating to the prevention of corruption and bribery, including the U.S. Foreign Corrupt Practices Act of 1977, as amended.

“Benefit Plans” means (a) all “employee benefit plans” as defined by Section 3(3) of ERISA, all specified fringe benefit plans as defined in Section 6039D of the Code, and all other bonus, incentive compensation, deferred compensation, profit sharing, stock option, stock appreciation right, stock bonus, stock purchase, employee stock ownership or other equity compensation, savings, severance, supplemental unemployment, layoff, salary continuation, retirement, pension, health, life insurance, dental, disability, accident, group insurance, vacation, holiday, sick leave, fringe benefit or welfare plan, and any other employee compensation or benefit plan, agreement, policy, practice, commitment, Contract, or understanding (whether qualified or nonqualified, written or unwritten), and any trust, escrow, or other agreement related thereto, which currently is sponsored, established, maintained, or contributed to or required to be contributed by the Company or for which the Company has any Liability, contingent or otherwise, and (b) all “multiemployer plans,” as that term is defined in Section 4001 of ERISA and all “employee benefit plans” (as defined in Section 3(3) of ERISA) that are subject to Title IV of ERISA or Section 412 of the Code, which the Company or any ERISA Affiliate has maintained or contributed to or been required to contribute to at any time prior to the Closing Date or with respect to which to the Company or any ERISA Affiliate has any Liability, contingent or otherwise.

“Books and Records” means all originals, or where not available, copies, of all books and records, including, but not limited to, books of account, ledgers and general, financial and accounting records, machinery and equipment maintenance files, customer lists, customer purchasing histories, price lists, distribution lists, supplier lists, quality control records and procedures, customer complaints and inquiry files, research and development files, records and data, sales material and records (including pricing history, total sales, terms and conditions of sale, sales and pricing policies and practices), strategic plans, internal financial statements, marketing and promotional surveys, material and research and intellectual property files relating to any intellectual property rights.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in New York, New York are authorized or required by Law to be closed for business.

“CARES Act” means, the Coronavirus Aid, Relief, and Economic Security Act (Pub. L. 116-136) and applicable rules, regulations, and guidance thereunder, in each case as amended from time to time.

“Cash” means cash and cash equivalents, excluding deposits in transit and outstanding checks or other pending payments.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, purchase orders, commitments and legally binding arrangements, whether written or oral.

“COVID-19” means the SARS-CoV-2 virus or COVID-19 disease, any evolutions, variations, mutations, or resurgences thereof, and any related or associated epidemics, pandemics, or disease outbreaks.

“Current Assets” means all current assets to the extent any such item is considered to be a “current asset” in accordance with the Company’s historical practices and such current asset is included in the Working Capital Methodology (and, for the avoidance of doubt, solely to the extent it is a Purchased Asset), excluding Cash and all current and deferred Tax assets.

“Current Liabilities” means all current Liabilities to the extent any such item is considered to be a “current liability” in accordance with the Company’s historical practices and such current Liability is included in the Working Capital Methodology (and, for the avoidance of doubt, solely to the extent it is an Assumed Liability), excluding Indebtedness, PTO and all current and deferred Tax Liabilities.

“Disclosure Schedules” means the Disclosure Schedules attached hereto.

“Encumbered Holdback Amount” means, as of the applicable date, the aggregate amount of the Holdback Amount that is subject to claims for indemnification made by any Purchaser Indemnitee in accordance with the provisions of Article VII, which amount shall be retained by Purchaser pending final, non-Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials.

“Environmental Permit” means any Permit required by Environmental Laws for the operation of the Company or the Business.

“Excluded Taxes” means any Liabilities for (i) Taxes relating to the Business, the Purchased Assets, or the Assumed Liabilities for any Pre-Closing Tax Period, (ii) any Taxes of the Company for any taxable period, (iii) any Liability for unpaid Taxes of the Company as a transferee, successor, by contract or otherwise under applicable Law or by reason of the Company having been a member of a consolidated, combined, unitary or affiliated group or having any obligation under any tax sharing, tax indemnity or other similar agreement; (iv) Taxes relating to the Excluded Assets or the Excluded Liabilities for any taxable period; (v) Transfer Taxes; and (vi) any Taxes of the Company imposed upon Purchaser in its capacity as a successor or transferee of the Company with respect to the transactions contemplated by this Agreement.

“Families First Act” means, the Families First Coronavirus Response Act (Pub. L. 116-127) and applicable rules, regulations, and guidance thereunder, in each case as amended from time to time.

“Fundamental Representations” means the representations and warranties set forth in Sections 4.01 (Organization of the Company and Owner), 4.02 (Authorization of Transaction), 4.03 (Ownership of the Company), 4.04 (No Conflicts; Consents), 4.23 (Brokers), 4.24 (Related Party Transactions), 5.01 (Organization), 5.02 (Authority), 5.03 (No Conflicts; Consents) and 5.04 (Brokers).

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls.

“Indebtedness” of any Person means, the indebtedness of such Person for money borrowed, including: (a) all seller notes, deferred purchase price obligations (including, for the avoidance of doubt, with respect to the InkTech Acquisition), or earn-out obligations; (b) all obligations of such Person under leases required to be capitalized; (c) all employee obligations, deferred compensation, long-term incentive compensation, retention bonus, phantom stock obligations or any similar types of payments (other than base salaries payable), including, without limitation, all earned but unpaid compensation, accrued or unpaid bonuses, commissions, the value of accrued and earned but unaccrued paid-time-off, severance, pension and other retirement obligations and/or any paid-time-off payments (inclusive of the Company’s portion of taxes and any other payroll expense related thereto) required to be made in connection with the transactions contemplated by this Agreement; (d) all guarantees of the indebtedness of others; (e) all accounts receivable credits (i.e., accounts receivable having a negative balance, for example a customer credit as a result of a service or Cash back owed by the Company to a customer); (f) all credit card payables and net credit balances; (g) all obligations under or in connection with shareholder or interest holder loans or any other form of loan or financial facilities; (h) all accounts payable aged over 90 days; and (i) any obligations or liabilities secured by assets of such Person; provided, however, that the term “Indebtedness” does not include the PPP Loans.

“InkTech Acquisition” means the transactions consummated pursuant to that certain Asset Purchase Agreement, dated as of November 1, 2024, by and between the Company, InkTech International Corporation, a Canadian corporation, and other parties thereto.

“knowledge” or any other similar knowledge qualification means, in respect of the Company or Owner, the actual knowledge of Christian V. Bernau, Deverakonda Sarma and Kjetil Holta after reasonable inquiry.

“Law” or “Laws” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Lender” means Busey Bank (formerly known as CrossFirst Bank).

“Lien” means any lien (statutory or other), charge, claim, community property interest, pledge, condition, equitable interest, option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction or encumbrance of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Loan Payoff Amounts” means the amounts set forth in a Loan Payoff Letter.

“Loan Payoff Letter” means a payoff letter in connection with the repayment of the Indebtedness of the Company, Owner, or a Related Party required to be paid off at Closing, in form satisfactory to Purchaser.

“Losses” means losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that “Losses” shall not include punitive damages, except in the case of fraud or to the extent actually awarded to a Governmental Authority or other third party.

“made available” or “provided” with respect to any information or document to be provided by the Company or Owner will be satisfied only if a true and complete copy of that information or document (including all amendments, waivers, exhibits, and schedules thereto) is available for Purchaser to download from the “Polymeric Data Room” folder in the Dropbox online data site maintained on behalf of the Company by the close of business on the third Business Day immediately preceding the Closing Date.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“PPP Loans” means, (i) the $525,400 loan from Lender, dated as of April 16, 2020 (SBA Loan No. 3004577209), and (ii) the $525,400 loan from Lender, dated as of March 1, 2021 (SBA Loan No. 5637458508), in each case issued and subsequently forgiven in full pursuant to the Paycheck Protection Program established by the CARES Act.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning on or before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

“Public Official” means (i) any officer, employee or representative of any Governmental Authority; (ii) any officer, employee or representative of any commercial enterprise that is owned or controlled by a Governmental Authority; (iii) any officer, employee or representative of any public international organization, such as the International Monetary Fund, the United Nations or the World Bank; (iv) any Person acting in an official capacity for any Governmental Authority, enterprise, or organization identified above; and (v) any political party, party official or candidate for political office.

“Related Parties” means any Affiliates of the Company or Owner, or family members or any current or former officer, director, or equity holder of the Company, or any of their Affiliates or family members.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, deposit, dumping, emptying, disposal, discharge, dispersal, leaching, or migration.

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Restricted Business” means any of the business activities or lines of business in which the Company shall have been engaged at any time during the 24-month period prior to the Closing, including the Business.

“Restricted Period” means a period commencing on the Closing Date and ending on the third anniversary of the Closing Date.

“Sanctioned Country” any country or region that is the subject or target of a comprehensive embargo under Trade Control Laws (including Belarus, Burma (Myanmar), Central African Republic, Cuba, Democratic Republic of Congo, Iran, Iraq, Ivory Coast, Lebanon, Liberia, Libya, North Korea, Russia, Somalia, Sudan, South Sudan, Syria, Ukraine, Yemen and Zimbabwe).

“Sanctioned Person” means any individual or entity that is the subject or target of sanctions or restrictions under applicable Trade Control Laws, including: (a) any individual or entity listed on any applicable U.S. or non-U.S. sanctions- or export-related restricted party list, including the List of Specially Designated Nationals and Blocked Persons administered by the Office of Foreign Assets Control; (b) any entity that is, in the aggregate, 50% or greater owned or otherwise controlled by, directly or indirectly, one or more individuals or entities described in clause (a); or (c) a national of any Sanctioned Country.

“Sanctions Laws” means all U.S. and non-U.S. laws and regulations relating to economic or trade sanctions, including but not limited to the Laws administered or enforced by the United States (including by OFAC or the U.S. Department of State) or the United Nations Security Council.

“SBA” means the U.S. Small Business Administration.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Tax Representations” means (a) the representations and warranties set forth in Section 4.20 (Taxes) and (b) the representations and warranties relating to Tax matters in Section 4.18 (Employee Benefit Matters).

“Taxes” means (a) all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, documentary, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, escheat, abandoned or unclaimed property, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties; (b) any Liability for amounts described in clause (a) of this definition as a result of being (or ceasing to be) a member of an affiliated, consolidated, combined, unitary or similar group (including as a result of being a member of an affiliated group within the meaning of Section 1504(a) of the Code or any similar provision of state, local, or foreign Tax Law), whether disputed or not; and (c) any Liability for the payment of any amounts described in clause (a) or (b) above payable by reason of Contract (including, any tax sharing, tax indemnity, tax receivable or tax allocation agreement or any other express or implied agreement to indemnify or be responsible for the Taxes of any other Person), transferee or successor liability, operation of Law or otherwise, or by reason of any obligation to withhold or collect in respect of any of the items described in clause (a) or (b) above, whether disputed or not.

“Taxing Authority” means any Governmental Authority or any subdivision, agency, commission or entity thereof or any quasi-governmental or private body having jurisdiction over the assessment, determination, collection or imposition of any Tax (including the IRS).

“Transaction Documents” means this Agreement, the Bill of Sale, the Assignment and Assumption Agreement, the Intellectual Property Assignment, the Transition Support Agreement, the Lease Assignment, the Disclosure Schedules and the other agreements, certificates instruments and documents required to be delivered at the Closing.

“Transaction Expenses” means all (A) fees and expenses of the Company or Owner incurred by, or on behalf of, or payable by the Company or Owner or any of their respective Affiliates as of the Closing Date and not paid prior to the Closing, payable to any brokers investment bankers, attorneys, accountants and other consultants and advisors retained by the Company or Owner or their respective Affiliates in connection with the sale of the Business, and (B) all transaction bonuses, stay bonuses, retention payments, change in control payments, severance payments and other similar payments payable in connection with the sale of the Business to any current or former employee, independent contractor or officer of the Company and the employer portion of all payroll Taxes payable in respect thereof.

“U.S. Export Controls Laws” means all U.S. Laws relating to the export, re-export, transfer of information, data, goods, and technology, including but not limited to the Export Administration Act of 1979, as amended, the Export Administration Regulations, and the International Traffic in Arms Regulations administered by the U.S. Department of State.

Defined Term	Section
Actions	Section 4.15(a)
Agreement	Preamble
Allocation Schedule	Section 2.08
Assigned Contracts	Section 2.01(a)
Assignment and Assumption Agreement	Section 3.02(a)(iii)
Assumed Liabilities	Section 2.03
Bill of Sale	Section 3.02(a)(ii)
Business	Recitals
Business Confidential Information	Section 6.12(a)
CBP	Section 4.27
Closing	Section 3.01
Closing Cash Payment	Section 2.05(b)
Closing Date	Preamble
Closing Statement	Section 3.02(a)(v)
Closing Working Capital	Section 2.06(b)(iii)

Closing Working Capital Adjustment	Section 2.06(b)(vi)
Closing Working Capital Statement	Section 2.06(b)(iii)
Collar Amount	Section 2.06(b)(vii)
Company	Preamble
Company Indemnitees	Section 7.03
Company Intellectual Property	Section 2.01(d)
Deductible Amount	Section 7.09(a)
Effective Time	Section 3.01
Employment Agreement	Section 3.02(a)(xii)
Equity Consideration Amount	Section 2.05(c)
Estimated Closing Adjustment Amount	Section 2.06(b)(i)
Estimated Working Capital	Section 2.06(b)(i)
Estimated Working Capital Statement	Section 2.06(b)(i)
Excluded Assets	Section 2.02
Excluded Contracts	Section 2.02
Excluded Liabilities	Section 2.04
Financial Statements	Section 4.05(a)
First Release Amount	Section 2.07(b)
GAAP	Section 4.05(a)
General Survival Date	Section 7.01(a)
Historical Financial Statements	Section 4.05(a)
Holdback Amount	Section 2.05(b)
Indemnified Party	Section 7.04
Indemnifying Party	Section 7.04
Independent Accounting Firm	Section 2.06(b)(v)
Interim Balance Sheet	Section 4.05(a)
Inventory	Section 2.01(b)
Lease Assignment	Section 3.02(a)(xiii)
Lease	Section 4.10(a)
Leased Real Property	Section 4.10(a)
Liabilities	Section 4.06
Material Customers	Section 4.13(b)
Material Vendors	Section 4.13(b)
Notices	Section 8.02
Owner	Preamble
Parent	Preamble
Permits	Section 4.16
Prorations	Section 4.10(b)
PTO Liabilities	Section 2.04
Purchase Price	Section 2.05(a)
Purchased Assets	Section 2.01
Purchaser	Preamble
Purchaser Indemnitees	Section 7.02
Second Release Amount	Section 2.072.07(c)
Shares	Section 2.05(c)
Tangible Personal Property	Section 2.01(c)
Trade Control Laws	Section 4.25
Trade Name	Recitals
Transfer Taxes	Section 6.03
Transition Support Agreement	Section 3.02(a)(xi)
WARN Act	Section 4.19(b)
Working Capital	Section 2.06(a)
Working Capital Adjustment	Section 2.06
Working Capital Adjustment Setoff Amount	Section 2.07(b)
Working Capital Methodology	Section 2.06(a)
Working Capital Target	Section 2.06(a)

EXHIBIT B

Working Capital Methodology

EXHIBIT C

Allocation Schedule

Schedule 2.01(c)

TANGIBLE PERSONAL PROPERTY

Schedule 2.01(D)

COMPANY INTELLECTUAL PROPERTY

Schedule 2.02

EXCLUDED ASSETS